Exhibit 99.1

For Immediate Release:
For Further Information Contact:
Rick G. Lester, Vice President and Chief Financial Officer
ir@mariner-energy.com
(713) 954-5551

Mariner Energy Reports First Quarter 2006 Results and Provides Operational Update
Houston, TX — May 9, 2006, Mariner Energy, Inc. (NYSE: ME) today announced financial results for first quarter 2006 and provided an operational update.
As previously reported, on March 2, 2006 Mariner completed its acquisition of Forest Oil Corporation’s Gulf of Mexico operations (the Forest Transaction), and on March 3 commenced trading on the NYSE under the symbol “ME”. Beginning with March 2006, Mariner consolidated the results of the Forest Gulf of Mexico operations. Accordingly, the reported first quarter 2006 financial results include only one month of operations from the Forest assets.
Production and revenues in the first quarter 2006 increased from the first quarter 2005, primarily due to the addition of the Forest assets in the current quarter as described above. Production for the first quarter 2006 totaled 10.5 Bcfe, a 27% increase from first quarter 2005, and revenues totaled $80.3 million, a 44% increase from 2005. Net income totaled $11.1 million, a 37% decrease from 2005, primarily due to increased depreciation, depletion, and amortization and net interest expense resulting from the Forest Transaction, and increased stock compensation expense, offset by higher operating revenues. Basic and diluted earnings per share (EPS) for the first quarter 2006 were $0.22 and $0.21, respectively, compared to $0.58 for each measure in the first quarter of 2005.
Net cash flows from operations for the first quarter 2006 increased by 36% to $66.5 million from $49.0 million from the first quarter 2005. The increase was driven primarily by higher operating revenues.
Mariner has scheduled a conference call to review first quarter 2006 results on May 10, 2006, at 10:00 a.m. EDT (9:00 a.m. CDT). To participate in the Mariner conference call, callers in the United States and Canada can dial (866) 825-1692. International callers can dial (617) 213-8059. The conference passcode for both numbers is 96732138.
Following is more detailed information on Mariner’s first quarter 2006 operational and financial results. For pro forma financial information taking into account the Forest Transaction, please refer to the pro forma financial information included as an exhibit to Mariner’s Current Report on Form 8-K/A filed on March 31, 2006.

OPERATIONAL UPDATE
Offshore — Mariner drilled seven offshore wells in the first quarter of 2006 with five successes. Four wells budgeted for drilling in 2005 were postponed into the first quarter of 2006 because of impacts from the 2005 active hurricane season. Information regarding the five successful wells is shown below:

				Expected Date of
	Operator	Working Interest	Water Depth (Ft)	Initial Production	Location
1st Qtr 2006
NW Nansen (EB 602 #11)	Kerr McGee	33%	3,507 feet	TBD	Deep Water
Reliant (SS 26 #14)	Mariner	50%	12 feet	2nd Qtr 2006	Conventional Shelf
West Cameron 130 #3	Dominion	15%	38 feet	3rd Qtr 2006	Deep Shelf
King Kong (GC473 #2ST1)	ENI	50%	3,842 feet	April 2006	Deep Water
Brazos 491 #5	Mariner	100%	77 feet	2nd Qtr 2006	Conventional Shelf
Mariner commenced production at its Rigel (MC 296) and King Kong (GC 473) deep water fields in March and April 2006, respectively, at gross initial productive rates of approximately 85 MMcf and 32 MMcf of natural gas per day, respectively. Mariner owns a 22.5% working interest in the Rigel field and a 50% working interest in the King Kong discovery well.
Since March 31, 2006, the NW Nansen (EB 602 #12), High Island 131 #2 (King of the Hill), and Reliant (SS 26 #14) wells reached total depth and are successes. The NW Nansen (EB 602 #12) well is located at a water depth of approximately 3,500 feet and was drilled to a total depth of 9,994 feet. The well is the third discovery in the NW Nansen development project. Kerr-McGee is the operator, and Mariner owns a 33% working interest in the first three wells. Kerr-McGee also operates the fourth planned well in the project, NW Nansen (EB 558 #2), in which Mariner and Kerr-McGee each own a 50% working interest. The exploratory test well at High Island 131 #2 (King of the Hill) is located at a water depth of approximately 50 feet and was drilled to a total depth of 16,300 feet. Gryphon Exploration Company is the operator and Mariner owns a 25% working interest in the well, which is expected to commence production in the second quarter of 2006. Mariner’s Reliant (SS 26 #14) well is located at a water depth of 12 feet and was included as a discovery in the first quarter of 2006 after drilling to a depth of 16,713 feet. The well has been successfully deepened to a total depth of 17,175 feet to access additional non-proved reserves. Mariner operates the field and owns a 50% working interest in the discovery well which should also commence production in the second quarter of 2006.
With these recent successes, Mariner has been successful in seven of the nine wells drilled to date through April 30 2006. As of April 30, 2006, five offshore drilling wells are in progress, including NW Nansen (EB 558 #2).
In addition, Mariner was the apparent high bidder on ten blocks in the Minerals Management Service (MMS) OCS Oil and Gas Lease Sale 198 held on March 15, with a net cost exposure of approximately $18 million. Two of the blocks are located in deepwater areas of the Gulf (depths greater than 400 meters). To date, Mariner has been awarded four of the blocks, one of which is in the deepwater.
Onshore — In the first quarter of 2006, Mariner drilled 46 development wells in West Texas, all of which were successful. It currently has five rigs operating on its West Texas properties.
PRODUCTION
Production for the first quarter 2006 continued to be negatively effected by the lingering impact of the 2005 hurricane season. As of March 31, 2006 approximately 42 MMcfe per day of production associated with the Forest assets was shut-in awaiting repairs to pipelines, facilities and terminals, and approximately 20 MMcfe per day of production from Mariner development projects awaited completion of hurricane repairs. Mariner expects approximately two-thirds of the shut-in or deferred production to recommence by mid-year with the remainder flowing before year-end.
For the first quarter 2006, production increased 27% to 10.5 Bcfe compared to 8.3 Bcfe for the first quarter 2005. Natural gas and oil production totaled 6.9 Bcf and 0.6 million Bbls, respectively, in the first quarter 2006 compared to 5.3 Bcf and 0.5 million Bbls, respectively, for the first quarter of 2005. Approximately 2.1 Bcfe of the first quarter 2006 production was generated by Mariner’s West Texas operations and approximately 8.4 Bcfe by its offshore operations, compared to approximately 1.3 Bcfe in West Texas and approximately 7.0 bcfe offshore in the first quarter 2005.

REVENUES AND PRICING
For the first quarter 2006, Mariner generated total natural gas revenues of $48.1 million compared to $34.9 million for first quarter 2005. Total oil revenues for first quarter 2006 were $31.5 million, compared to $19.1 million in the first quarter 2005. Total oil and gas revenues increased approximately 48% to $79.6 million in the first quarter 2006 compared to $54.0 million in the first quarter 2005.
Prices for the first quarter of 2006 averaged $7.96/Mcf for natural gas and $57.38/Bbl for oil, compared to $6.52/Mcf and $46.57/Bbl, respectively, for the first quarter 2005. The impact of hedges reduced average pricing in the first quarter 2006 by $1.00/Mcf for natural gas and $5.08/Bbl for oil to $6.96/Mcf and $52.30/Bbl, respectively. This compares to an increase in natural gas pricing of $0.02/Mcf and a decrease in oil pricing of $7.96/Bbl, to $6.54/Mcf and $38.61/Bbl, respectively, in the first quarter 2005. Hedge losses in the first quarter 2006 were $10.0 million compared to $3.9 million in the first quarter 2005.
HEDGING ACTIVITY
Subsequent to March 31, 2006, Mariner has hedged natural gas and crude oil production as follows:

Natural Gas	MMBtu	Indexed Price/MMBtu
June 1, 2006 — March 31, 2007	7,372,000	$9.30 (Swap)
April 1 — December 31, 2007	8,796,000	$7.70 -- $14.60 (Costless Collar)
January 1 — December 31, 2008	12,347,000	$7.83 -- $14.60 (Costless Collar)

Crude Oil	Bbls	Indexed Price/Bbl
June 1 — December 31, 2006	992,600	$75.26 (Swap)
January 1 — December 31, 2007	1,331,200	$63.38 - $89.4 (Costless Collar)
January 1 — December 31, 2008	1,080,020	$61.63 -- $86.80 (Costless Collar)
OPERATING AND GENERAL & ADMINISTRATIVE EXPENSES
Lease Operating Expenses: Lease operating expenses (including severance, ad valorem taxes and workover expenses) for the first quarter 2006 were $13.2 million compared to $6.2 million in the first quarter 2005. The increase primarily was caused by consolidation of the Forest assets and increased costs attributable to the addition of new productive wells at Mariner’s West Texas fields. On a per unit basis, lease operating costs rose to $1.25/Mcfe in the first quarter 2006 from $0.74/Mcfe in the first quarter 2005. Continued shut-in production from the impact of the 2005 hurricanes contributed to the increased per unit operating costs.
General & Administrative Expenses: General and administrative (“G&A”) expenses totaled $10.5 million in the first quarter 2006 compared to $5.2 million in the first quarter 2005. Reported G&A expenses are net of $1.8 million and $1.0 million of overhead reimbursements billed or received from other working interest owners in the first quarter 2006 and the first quarter 2005, respectively. The first quarter 2006 includes $6.4 million of stock compensation expense which primarily resulted from the amortization of the cost of restricted stock granted at the closing of Mariner’s private equity placement in March 2005 in consideration of past performance, compared to $1.3 million of similar expenses in the first quarter 2005. Salaries and wages in the first quarter 2006 increased by $2.6 million compared to the first quarter of 2005 as a result of increased staffing, partially related to the Forest Transaction. The first quarter 2005 also included $2.3 million in payments to Mariner’s former stockholders to terminate a services agreement.
NET INCOME AND EARNINGS PER SHARE
First quarter 2006 net income was $11.1 million compared to $17.8 million for the first quarter 2005. The decrease in net income from the first quarter 2005 is primarily due to increased depreciation, depletion, and amortization and net interest expense resulting from the Forest Transaction, and increased stock compensation expense, offset by higher operating revenues.
Basic and fully diluted earnings per share for first quarter 2006 was $0.22 and $0.21, respectively, compared to $0.58 for each measure in the first quarter 2005.

CASH FLOWS FROM OPERATIONS AND EBITDA
Net cash flows from operations for the first quarter 2006 were $66.5 million compared to $49.0 million for the first quarter 2005. Capital expenditures in the first quarter 2006 totaled $101.2 million compared to $42.1 million in the first quarter 2005.
EBITDA for the first quarter 2006 was $55.8 million compared to $43.5 million for the first quarter 2005. EBITDA for the first quarter 2006 and 2005 includes charges of $6.4 million and $1.3 million for non-cash stock compensation expense, respectively. Please refer to the EBITDA reconciliation and definition included below.
PRODUCTION, AVERAGE PRICES (Net of Hedging), and PER UNIT COSTS

	Quarter Ended March 31,
	2006	2005
Production:
Natural Gas (Bcf)	6.9	5.3
Oil and Liquids (Mbbls)	0.6	0.5
Natural Gas Equivalent (Bcfe)	10.5	8.3

Realized Prices (net of hedging):
Gas ($/Mcf)	$6.96	$6.54
Oil ($/Bbl)	52.30	38.61

Operating Costs per Mmcfe
Lease Operating Expense	$1.25	$0.74
Transportation Expense	0.07	0.12
General and Administrative Expense	1.00	0.62
General and Administrative Expense — Net of stock comp. exp.	0.39	0.46
Depreciation, Depletion, and Amortization	3.12	1.82
CAPITAL EXPENDITURES
Mariner’s capital expenditures for the first quarters of 2006 and 2005 are summarized below:

	Quarter Ended March 31,
	2006	2005
	(In Millions)
Oil and Natural Gas Exploration	46.4	1.2
Oil and Natural Gas Development	51.1	38.9
Other	3.7	2.0

Total Capital Expenditures	101.2	42.1

COMPARATIVE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2006 AND 2005
MARINER ENERGY, INC.
STATEMENTS OF OPERATIONS
(Dollars in Thousands)
(Unaudited)

	Three Months ended March 31,
	2006	2005
Revenues:
Oil Sales	$31,471	$19,084
Gas Sales	48,101	34,866
Other Revenues	688	1,857

Total Revenues	80,260	55,807

Costs and Expenses:
Lease Operating Expense	13,182	6,159
Transportation Expense	730	990
General and Administrative Expense	10,509	5,165
Depreciation, Depletion and Amortization	32,824	15,129

Total Costs and Expenses	57,245	27,443

Operating Income	23,015	28,364

Net Interest Expense	(5,892)	(1,318)

Income Before Taxes	17,123	27,046

Provision for Income Taxes	(5,993)	(9,271)

Net Income	$11,130	$17,775

Earnings per Share:
— EPS (basic)	$0.22	$0.58
— EPS (fully diluted)	$0.21	$0.58

Weighted Average Shares Outstanding:
— Basic	49,615.5	30,588.1
— Fully Diluted	51,844.6	30,599.2

	(Dollars in Millions)
Reconciliation of Non-GAAP Measure:
EBITDA (1)	$55.8	$43.5
Changes in Working Capital	8.6	4.8
Non-cash Hedge Gain	—	(1.4)
Amortization/Other	(4.4)	0.3
Stock Compensation Expense	6.4	1.3
Net Interest Expense	(5.9)	(1.3)
Provision for Income Taxes	6.0	1.8

Net Cash Provided By Operating Activities	$66.5	$49.0

(1)	EBITDA means earnings before interest, income taxes, depreciation, depletion, amortization and impairments. For the three months March 31, 2006 and March 31, 2005, EBITDA includes $6.4 million and $1.3 million, respectively, in non-cash stock compensation expense related to restricted stock and stock options granted in 2005. Mariner believes that EBITDA is a widely accepted financial indicator that provides additional information about Mariner’s ability to meet its future requirements for debt service, capital expenditures and working capital, but EBITDA should not be considered in isolation or as a substitute for net income, operating income, net cash provided by operating activities or any other measure financial performance presented in accordance with generally accepted accounting principles or as a measure of a company’s profitability or liquidity.

MARINER ENERGY, INC.
BALANCE SHEET
(Dollars in Thousands)

	March 31,	December 31,
	2006	2005
	(unaudited)
Current Assets:
Cash and Cash Equivalents	$5,414	$4,556
Receivables	135,480	88,651
Deferred Tax Asset	10,215	26,017
Prepaid Expenses and Other	77,967	22,208

Total Current Assets	229,076	141,432

Property and Equipment (Net)	1,802,342	515,943
Goodwill	261,472	—
Other Assets, Net of Amortization	28,699	8,161

TOTAL ASSETS	$2,321,589	$665,536

Current Liabilities:
Accounts Payable	$114,235	$37,530
Accrued Liabilities	232,328	123,689
Accrued Interest	1,514	614
Derivative Liability	42,119	42,173

Total Current Liabilities	390,196	204,006

Long-Term Liabilities:
Abandonment Liability	176,796	38,176
Deferred Income Tax	224,515	25,886
Derivative Liability	13,523	21,632
Long-Term Debt	366,202	156,000
Other Long-Term Liabilities	16,600	6,500

Total Long-Term Liabilities	797,636	248,194

Stockholders’ Equity
Common Stock and Additional Paid-In-Capital	1,053,305	160,709
Accumulated Other Comprehensive (Loss)	(24,778)	(41,473)
Accumulated Retained Earnings	105,230	94,100

Total Stockholders’ Equity	1,133,757	213,336

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,321,589	$665,536

FORWARD LOOKING STATEMENTS
This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, that address activities that Mariner assumes, plans, expects, believes, projects, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. Our forward-looking statements are generally accompanied by words such as “may”, “will”, “estimate”, “project”, “predict”, “believe”, “expect”, “anticipate”, “potential”, “plan”, “goal”, or other words that convey the uncertainty of future events or outcomes. The forward-looking statements provided in this press release are based on the current belief of Mariner based on currently available information, as to the outcome and timing of future events. Mariner cautions that its future natural gas and liquids production, revenues and expenses and other forward-looking statements are subject to all of the risks and uncertainties normally incident to the exploration for and development and production and sale of oil and gas. These risks include, but are not limited to, price volatility, inflation or lack of availability of goods and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating future oil and gas production or reserves, and other risks as described in the Annual Report on Form 10-K for the fiscal year ended December 31, 2005, and other documents filed by Mariner with the Securities and Exchange Commission. Any of these factors could cause the actual results and plans of Mariner to differ materially from those in the forward-looking statements.
Investors are urged to read the Annual Report on Form 10-K for the year ended December 31, 2005 and other documents filed by Mariner with the Securities and Exchange Commission that contain important information including detailed risk factors. This news release does not constitute an offer to sell or a solicitation of an offer to buy any shares of Mariner common stock.
About Mariner Energy, Inc.
Mariner Energy, Inc. is an independent oil and gas exploration, development and production company with principal operations in the Gulf of Mexico and the Permian Basin in West Texas. For more information about Mariner, please visit its website at www.mariner-energy.com.
For Further Information Contact:
Rick G. Lester, Vice President and Chief Financial Officer
ir@mariner-energy.com
(713) 954-5551